UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):      July 29, 2008

NALCO FINANCE HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	333-119231	61-1464558
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 W. Diehl Rd., Naperville, IL      60563

630-305-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Conditions

On July 29, 2008, Nalco Holding Company (the “Company”), parent of Nalco Finance Holdings LLC, announced its second quarter 2008 sales and earnings results. A copy of that release is being furnished to the SEC as an exhibit to this form.

This earnings press release includes several non-GAAP measures. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company.  Non-GAAP measures are reconciled to the closest GAAP measure in attachments to this press release, which may also be found at www.nalco.com. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants. Reconciliation of Adjusted EBITDA to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Net Cash Provided by Operating Activities as shown on Nalco’s Cash Flow Statement, and is defined as Net Cash Provided by Operating Activities less Capital Expenditures and Minority Interest charges. Adjustments to net earnings are identified in Attachment 7 and add back the impact of amortization of intangible assets, net of taxes, to provide investors with a view of the company’s earnings per share that has greater similarity to companies that have not been acquired in recent years. In addition, Nalco discusses sales growth in terms of nominal (actual) and organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture impacts). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.
The following exhibit is furnished pursuant to Item 9.01 of Form 8-K:

(99.1)	Press release of Nalco Holding Company, parent of Nalco Finance Holdings LLC, dated July 29, 2008, describing its second quarter 2008 sales and earnings results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

NALCO FINANCE HOLDINGS LLC

/s/ Stephen N. Landsman
Secretary

Date: July 30, 2008